                                                 -------------------------------
                                                       OMB APPROVAL
                                                 -------------------------------
                      UNITED STATES              OMB Number:           3235-0145
            SECURITIES AND EXCHANGE COMMISSION   Expires:      December 31, 2005
                  WASHINGTON, D.C. 20549         Estimated average burden
                                                 hours per response:          11
                                                 -------------------------------


                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*

                            Korn/Ferry International

                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    500643200
                                 (CUSIP Number)

                               SPO Partners & Co.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                              Los Angeles, CA 90067
                                 (310) 712-6600
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                December 1, 2004
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the
following box |_|.

Check the following box if a fee is being paid with the statement. |_|

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 500643200                                         PAGE 2 OF 13 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Partners II, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              3,081,000(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                3,081,000(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          3,081,000(1)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          7.9%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 500643200                                         PAGE 3 OF 13 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              3,081,000(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                3,081,000(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          3,081,000(1)(2)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          7.9%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 500643200                                         PAGE 4 OF 13 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          San Francisco Partners, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          California
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              342,500(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                342,500(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          342,500(1)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          .9%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 500643200                                         PAGE 5 OF 13 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              342,500(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                342,500(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          342,500(1)(2)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          .9%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 500643200                                         PAGE 6 OF 13 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Advisory Corp.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              3,423,500(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                3,423,500(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          3,423,500(1)(2)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          8.8%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 3,081,000 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 342,500 of such shares.
(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 500643200                                         PAGE 7 OF 13 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          John H. Scully
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              -0-
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               3,423,500(1)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                -0-
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         3,423,500(1)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          3,423,500(1)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          8.8%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) These 3,423,500 shares are beneficially owned solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 500643200                                         PAGE 8 OF 13 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          William E. Oberndorf
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              -0-
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               3,423,500(1)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                -0-
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         3,423,500(1)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          3,423,500(1)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          8.8%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) These 3,423,500 shares are beneficially owned solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 500643200                                         PAGE 9 OF 13 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          William J. Patterson
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              -0-
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               3,423,500(1)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                -0-
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         3,423,500(1)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          3,423,500(1)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          8.8%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) These 3,423,500 shares are beneficially owned solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                                             Page 10 of 13 Pages


         This Amendment No. 5 amends the Schedule 13D (the "Original 13D") filed with the Securities and Exchange Commission ("SEC") on December 19, 2002, as amended February 19, 2003, March 10, 2003, April 10, 2003 and May 19, 2004. Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used herein and not defined herein shall have the meanings ascribed thereto in the Original 13D.

Item 3.  Source and Amount of Funds or Other Consideration.
         -------------------------------------------------

         Item 3 is hereby amended and restated it its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares, net of the amount received from the sale of Shares, are as follows:

NAME                     AMOUNT OF FUNDS                    SOURCE OF FUNDS
----                     ---------------                    ---------------
SPO                      $10,249,809                        Contributions from
                                                            Partners

SPO Advisory Partners    Not Applicable                     Not Applicable

SFP                      $ 1,190,884                        Contributions from
                                                            Partners

SPO Advisory Partners    Not Applicable                     Not Applicable

SPO Advisory Corp.       Not Applicable                     Not Applicable

JHS                      Not Applicable                     Not Applicable

WEO                      Not Applicable                     Not Applicable

WJP                      Not Applicable                     Not Applicable

Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

         Item 5 is hereby amended and restated in its entirety as follows:

(a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 38,984,692 total outstanding shares of common stock as reported on the Issuer's 10-Q filed with the Securities Exchange Commission on September 9, 2004.

         SPO
         ---

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 3,081,000 Shares, which constitutes approximately 7.9% of the outstanding Shares.

         SPO Advisory Partners
         ---------------------

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 3,081,000 Shares, which constitutes approximately 7.9% of the outstanding Shares.

         SFP
         ---

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 342,500 Shares, which constitutes approximately .9% of the outstanding Shares.

         SF Advisory Partners
         --------------------

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 342,500 Shares, which constitutes approximately .9% of the outstanding Shares.

         SPO Advisory Corp.
         ------------------

         Because of its positions as the general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 3,423,500 Shares in the aggregate, which constitutes approximately 8.8% of the outstanding Shares.

         JHS
         ---

         Because of his position as a control person of SPO Advisory Corp., JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 3,423,500 Shares in the aggregate, which constitutes approximately 8.8% of the outstanding Shares.

         WEO
         ---

         Because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 3,423,500 Shares in the aggregate, which constitutes approximately 8.8% of the outstanding Shares.

                                                             Page 11 of 13 Pages


         WJP
         ---

         Because of his position as a control person of SPO Advisory Corp., WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 3,423,500 Shares in the aggregate, which constitutes approximately 8.8% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b)

         SPO
         ---

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 3,081,000 Shares.

         SPO Advisory Partners
         ---------------------

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 3,081,000 Shares held by SPO.

         SFP
         ---

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 342,500 Shares.

         SF Advisory Partners
         --------------------

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 342,500 Shares held by SFP.

         SPO Advisory Corp.
         ------------------

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 3,423,500 Shares held by SPO and SFP in the aggregate.

         JHS
         ---

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 3,423,500 Shares held by SPO and SFP in the aggregate.

                                                             Page 12 of 13 Pages


         WEO
         ---

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 3,423,500 Shares held by SPO and SFP in the aggregate.

         WJP
         ---

         As one of the controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 3,423,500 Shares held by SPO and SFP in the aggregate.

         (c) During the past 60 days, the Reporting Persons sold Shares in open market transactions on the New York Stock Exchange ("the "NYSE") as set forth on
Schedule I attached hereto.

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares since the most recent filing on Schedule 13D.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, the Shares owned by such Reporting Person.

         (e) Not applicable.

Item 7.  Material to be Filed as Exhibits.
         --------------------------------

         Item 7 is hereby amended and restated in its entirety as follows:

         Exhibit A - Agreement pursuant to Rule 13d-1 (k)

                                                             Page 13 of 13 Pages


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         DATED:   December 2, 2004



                                              /s/ Kim M. Silva
                                              ----------------------------------
                                              Kim M. Silva

                                              Attorney-in-Fact for:

                                              SPO PARTNERS II, L.P. *
                                              SPO ADVISORY PARTNERS, L.P.*
                                              SAN FRANCISCO PARTNERS, L.P. *
                                              SF ADVISORY PARTNERS, L.P.*
                                              SPO ADVISORY CORP.*
                                              JOHN H. SCULLY*
                                              WILLIAM E. OBERNDORF*
                                              WILLIAM J. PATTERSON*

                                              * A Power of Attorney authorizing
                                                Kim M. Silva to act on behalf of
                                                this person or entity has been
                                                previously filed with the
                                                Securities and Exchange
                                                Commission.

                                  SCHEDULE I TO
                                  SCHEDULE 13D
                                 AMENDMENT NO. 5

                                                                                  WHERE/HOW
                                     Date of                  Number of      Price Per         TRANSACTION
        REPORTING PERSON           Transaction      Type        Shares       Share ($)           EFFECTED
-----------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                9/8/2004        Sell       130,500        19.42          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         9/8/2004        Sell       14,500         19.42          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                9/9/2004        Sell       43,700         18.98          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         9/9/2004        Sell       4,800          18.98          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                9/13/2004       Sell       95,900         19.09          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         9/13/2004       Sell       10,600         19.09          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                9/14/2004       Sell       43,600         19.01          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         9/14/2004       Sell       4,900          19.01          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                11/10/2004      Sell       90,000         19.22          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         11/10/2004      Sell       10,000         19.22          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                11/11/2004      Sell       156,900        19.23          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         11/11/2004      Sell       17,400         19.23          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                11/12/2004      Sell       36,000         19.13          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         11/12/2004      Sell       4,000          19.13          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/1/2004       Sell       208,000        19.45          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/1/2004       Sell       23,100         19.45          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.48          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.45          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.43          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.43          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.42          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.38          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.38          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       270            19.33          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       810            19.35          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       450            19.38          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.38          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       360            19.42          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.42          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.43          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.44          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.44          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       270            19.44          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       900            19.32          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.35          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.35          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.36          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.38          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.37          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.40          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       450            19.40          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.39          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       360            19.36          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       450            19.34          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.34          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.34          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       900            19.26          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       810            19.20          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       450            19.21          Open
                                                                                              Market/Broker

SPO Partners II, L.P.                12/2/2004       Sell       180            19.20          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       270            19.23          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.24          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.28          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.30          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.33          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.33          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       720            19.35          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       990            19.35          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       360            19.34          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       450            19.29          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       270            19.34          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       450            19.34          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.34          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.38          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.38          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.38          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.38          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.39          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       450            19.40          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.40          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.39          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       900            19.40          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       540            19.40          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       900            19.41          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       450            19.37          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       810            19.33          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.37          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.34          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.34          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       540            19.35          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       360            19.34          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.33          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.36          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.35          Open
                                                                                              Market/Broker

SPO Partners II, L.P.                12/2/2004       Sell       90             19.37          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.40          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.37          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.34          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.34          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       540            19.34          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       540            19.33          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.28          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       450            19.27          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       270            19.26          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       810            19.23          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.22          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       270            19.23          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.24          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       900            19.22          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       720            19.22          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.23          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.23          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.22          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       270            19.22          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       450            19.22          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.22          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.25          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.25          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.25          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       360            19.25          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.25          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.25          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.27          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.28          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.25          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.26          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.23          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       270            19.22          Open
                                                                                              Market/Broker

SPO Partners II, L.P.                12/2/2004       Sell       630            19.21          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.21          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.20          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.21          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.20          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       270            19.15          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       270            19.15          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       450            19.10          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       270            19.13          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       360            19.11          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.15          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.15          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.16          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       810            19.17          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.18          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.16          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.17          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.13          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.12          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.12          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.13          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.14          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       540            19.14          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.18          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.15          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.14          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.11          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.11          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.12          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.12          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.12          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.13          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.17          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.18          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.18          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.20          Open
                                                                                              Market/Broker

SPO Partners II, L.P.                12/2/2004       Sell       180            19.20          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.20          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.21          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.21          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.20          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.19          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.14          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       450            19.15          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.16          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.18          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       270            19.20          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.20          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.21          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.21          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.21          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       360            19.22          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       270            19.20          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       540            19.21          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.21          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.20          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       270            19.19          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.18          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       990            19.12          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       180            19.15          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       900            19.15          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       90             19.14          Open
                                                                                              Market/Broker
SPO Partners II, L.P.                12/2/2004       Sell       2,330          19.15          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.48          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.45          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.43          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.43          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.42          Open
                                                                                              Market/Broker

San Francisco Partners, L.P.         12/2/2004       Sell       10             19.38          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.38          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       30             19.33          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       90             19.35          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       50             19.38          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.38          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       40             19.42          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.42          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.43          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.44          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.44          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       30             19.44          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       100            19.32          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.35          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.35          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.36          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.38          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.37          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.40          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       50             19.40          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.39          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       40             19.36          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       50             19.34          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.34          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.34          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       100            19.26          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       90             19.20          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       50             19.21          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.20          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       30             19.23          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.24          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.28          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.30          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.33          Open
                                                                                              Market/Broker

San Francisco Partners, L.P.         12/2/2004       Sell       10             19.33          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       80             19.35          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       110            19.35          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       40             19.34          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       50             19.29          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       30             19.34          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       50             19.34          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.34          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.38          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.38          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.38          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.38          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.39          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       50             19.40          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.40          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.39          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       100            19.40          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       60             19.40          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       100            19.41          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       50             19.37          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       90             19.33          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.37          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.34          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.34          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       60             19.35          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       40             19.34          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.33          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.36          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.35          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.37          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.40          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.37          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.34          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.34          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       60             19.34          Open
                                                                                              Market/Broker

San Francisco Partners, L.P.         12/2/2004       Sell       60             19.33          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.28          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       50             19.27          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       30             19.26          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       90             19.23          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.22          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       30             19.23          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.24          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       100            19.22          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       80             19.22          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.23          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.23          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.22          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       30             19.22          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       50             19.22          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.22          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.25          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.25          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.25          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       40             19.25          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.25          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.25          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.27          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.28          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.25          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.26          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.23          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       30             19.22          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       70             19.21          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.21          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.20          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.21          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.20          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       30             19.15          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       30             19.15          Open
                                                                                              Market/Broker

San Francisco Partners, L.P.         12/2/2004       Sell       50             19.10          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       30             19.13          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       40             19.11          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.15          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.15          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.16          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       90             19.17          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.18          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.16          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.17          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.13          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.12          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.12          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.13          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.14          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       60             19.14          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.18          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.15          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.14          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.11          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.11          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.12          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.12          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.12          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.13          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.17          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.18          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.18          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.20          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.20          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.20          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.21          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.21          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.20          Open
                                                                                              Market/Broker

San Francisco Partners, L.P.         12/2/2004       Sell       20             19.19          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.14          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       50             19.15          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.16          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.18          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       30             19.20          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.20          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.21          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.21          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.21          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       40             19.22          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       30             19.20          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       60             19.21          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.21          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.20          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       30             19.19          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.18          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       110            19.12          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       20             19.15          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       100            19.15          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       10             19.14          Open
                                                                                              Market/Broker
San Francisco Partners, L.P.         12/2/2004       Sell       270            19.15          Open
                                                                                              Market/Broker


                                  EXHIBIT INDEX

--------------------------------------------------------------------------------
Exhibit     Document Description                                 Page No.
--------------------------------------------------------------------------------
A           Agreement Pursuant to Rule 13d-1(k)                  1
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